Exhibit 99.1

500 Expressway Drive South, Brentwood, NY 11717

Phone: 631.231.4600

www.medical-action.com

CONTACT:	Charles L. Kelly – Chief Financial Officer
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS

FIRST QUARTER 2010 FISCAL RESULTS

Company Reports a 43% Increase in Quarterly Net Income;

Gross Margin Improvement Continues

BRENTWOOD, N.Y., August 6, 2009 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported first quarter 2010 results highlighted by stronger net income and gross margin versus the prior year period.

Net sales for the three months ended June 30, 2009 totaled $70,687,000 a decrease of $6,708,000, from the $77,395,000, in net sales reported for the three months ended June 30, 2008. Net income for the first quarter of fiscal 2010 was $3,650,000 or $.23 per basic and diluted share, up 43% versus $2,546,000 or $.16 per basic and diluted share, reported for the comparable three months of fiscal 2009.

Medical Action continued to achieve gains in gross profit, with gross margin for the first quarter of 2010 reaching 23.9% versus 19.9% and 14.0%, respectively, for the previous two quarters, and 19.4% reported in the first quarter of 2009.

“Medical Action is continuing to benefit from the fiscal 2010 opportunities that we outlined last quarter,” said Chief Executive Officer and President Paul D. Meringolo.

“With relative price stability in raw materials and products sourced from China-based vendors, we are currently focused on accelerating our revenue growth and expanding relationships with existing customers. We’re managing competitive changes in the marketplace, including declining hospital admissions, maximizing our sales and marketing teams and continuing to make progress at our Tennessee plant, with new leadership, additional new equipment, and even higher quality and productivity. Given these factors, we remain cautiously optimistic about this fiscal year and our ability to take Medical Action to the next level of growth.”

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (ET) on August 6, 2009. You may participate in the conference call by calling (888) 868-9080 (domestic) or (973) 935-8511 (international); conference ID #20508783. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on August 6, 2009.

Medical Action is a diversified manufacturer and distributor of disposable medical devices and a leader in many of the markets where it competes. Its products are marketed primarily to acute care facilities in domestic and certain international markets. The Company has expanded its target market to include physician, dental and veterinary office, out-patient surgery centers, long-term care facilities and laboratories. Medical Action’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. The Company has preferred vendor agreements with national and regional distributors, as well as sole and multi-source agreements with group purchasing organizations. Medical Action’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended
	June 30, 2009	June 30, 2008
	(Unaudited)
Statements of Operations:
Net sales	$70,687	$77,395
Cost of sales	53,765	62,345

Gross profit	16,922	15,050

Selling, general and administrative expenses	10,389	10,461
Interest expense, net	470	484

Income before income taxes	6,063	4,105
Income tax expense	2,413	1,559

Net income	$3,650	$2,546

Net income per share basic:	$0.23	$0.16
Net income per share diluted:	$0.23	$0.16

Balance Sheets as of June 30, 2009 and

March 31, 2009 (dollars in thousands)

	June 30, 2009	March 31, 2009
	(Unaudited)
Current Assets:
Cash and cash equivalents	$2,592	$3,459
Accounts receivable, net	19,004	21,459
Inventories, net	37,932	43,221
Prepaid expenses and other current assets	4,629	6,404

Total Current Assets	64,157	74,543

Property, plant and equipment, net	40,744	40,313
Goodwill	80,699	80,699
Other intangible assets, net	15,523	15,886
Other assets, net	3,677	3,725

Total Assets	$204,800	$215,166

Liabilities and Shareholders’ Equity:
Accounts payable	$10,258	$8,190
Accrued expenses	11,371	10,643
Deferred income taxes	14,282	14,282
Total debt	42,842	60,046
Shareholders’ equity	126,047	122,005

Total Liabilities and Shareholders’ Equity	$204,800	$215,166

Key Financial Statistics
Current ratio	2.1	2.9
Debt to equity ratio	.34	.49
Book value per share	$7.86	$7.61

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